Exhibit 99.1

Fusion-io Reports Fourth Quarter and Fiscal Year 2011 Financial Results

Achieves Record Revenue for the Fiscal Fourth Quarter of $71.7 Million

Announces Agreement to Acquire Virtualization Software Provider IO Turbine

SALT LAKE CITY, August 4, 2011 — Fusion-io, Inc. (NYSE: FIO), a provider of a next-generation shared data decentralization platform, today announced its financial results for the fiscal fourth quarter and fiscal year ended June 30, 2011.

Fiscal Fourth Quarter 2011 GAAP Financial Results

Fusion-io reported revenue of $71.7 million for the fiscal fourth quarter of 2011, up 556% from $10.9 million for the same quarter of 2010 and up 7% from $67.3 million for the prior quarter. Net income for the fiscal fourth quarter of 2011 was $5.8 million, or $0.06 per diluted share. This compared to a net loss of $(11.9) million, or a net loss per diluted share of $(1.00) in the same quarter of 2010. Gross margin for the fiscal fourth quarter 2011 was 66.2% compared to 46.8% for the same quarter last year. Operating margin for the fiscal fourth quarter of 2011 was 13.4%.

Fiscal Fourth Quarter 2011 Non-GAAP Financial Results

Non-GAAP net income for the fiscal fourth quarter of 2011 was $13.2 million, or $0.15 per diluted share. This compares to a non-GAAP net loss of $(11.2) million, or $(0.94) per diluted share, for the same quarter of 2010. Non-GAAP gross margin for the fiscal fourth quarter of 2011 was 66.2% compared to 46.8% for the same quarter of 2010. Non-GAAP operating margin for the fiscal fourth quarter 2011 was 20.3%. A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

“We believe our significant year-over-year growth emphasizes increasing industry recognition that storing data close to the CPU where it is processed finally addresses the data supply problem,” said David Flynn, Chairman and Chief Executive Officer of Fusion-io. “Fusion-io offers a simple, efficient, cost-effective platform that integrates within existing architectures to meet the data demands faced by modern enterprises as they seek to accelerate databases and applications and to virtualize their infrastructure. Fusion-io remains focused on hardware innovation, but our software is what differentiates our platform solution. With the acquisition of IO Turbine, we will add yet another powerful software component to our platform that elegantly minimizes complexity, further amplifying the performance of ioMemory in VMware virtualized environments and expands our addressable market.”

Fiscal 2011 GAAP Financial Results

Revenue for fiscal year 2011 was $197.2 million, up 445% from $36.2 million in fiscal year 2010. Net income was $4.6 million, or $0.06 per diluted share. This compared to a net loss of $(32.5) million, or $(2.95) per diluted share for the fiscal year 2010. Gross margin for the fiscal year 2011 was 57.4% compared to 55.8% for fiscal year 2010. Operating margin for the fiscal year 2011 was 4.9%.

Fiscal 2011 Non-GAAP Financial Results

Non-GAAP net income was $16.3 million, or $0.20 per diluted share. This compares to a non-GAAP net loss of $30.5 million, or $(2.77) per diluted share, for the fiscal year 2010. Gross margin was 57.4% compared to 55.8% for fiscal year 2010. Non-GAAP operating margin for the fiscal year 2011 was 9.3%.

“In our first quarter as a public company, we achieved strong results driven by the healthy demand for our solutions,” said Dennis Wolf, Chief Financial Officer of Fusion-io. “We believe we are well positioned to move the business forward in the coming years as we expand our customer base while continuing to make disciplined investments to fuel growth.”

Financial Highlights

•	On June 9, 2011, Fusion-io completed its initial public offering, raising $218.9 million, net of expenses.

•	Cash, cash equivalents and short-term investments at the end of the quarter were $219.6 million, an increase of $198.4 million over the fiscal fourth quarter 2010.

•	Net cash used in operations was $8.3 million for the fiscal fourth quarter and $9.9 million for fiscal year 2011.

•	Capital expenditures were $3.0 million in the fiscal fourth quarter and $13.0 million for fiscal year 2011.

Business Highlight

•

Fusion-io today separately announced the signing of a definitive agreement to acquire IO Turbine, Inc., a provider of caching solutions for virtual environments, based in San Jose, California. Under terms of the agreement, Fusion-io will pay approximately $95 million, subject to purchase price adjustments. The consideration is payable in cash and stock, provided that the cash portion may not exceed $35 million. On a non-GAAP basis, the transaction is expected to be dilutive to fiscal year 2012 earnings by approximately two cents and accretive to fiscal year 2013. The transaction is expected to close by the end of August 2011, subject to final closing conditions.

Business Outlook

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements supersede all prior statements regarding 2012 financial results.

First quarter of fiscal year 2012, inclusive of the acquisition of IO Turbine:

•	Revenue is expected to be $60 to $65 million.

•	Non-GAAP gross margin is expected to be approximately 58%.

•	Non-GAAP operating margin is expected to be 3 to 5%.

•	Diluted shares outstanding is expected to be approximately 106 million shares.

Fiscal Year 2012, inclusive of the acquisition of IO Turbine:

•	Revenue growth is expected to be approximately 40%.

•	Non-GAAP gross margin is expected to be in the target range of 56 to 58%.

•	Non-GAAP operating margin is expected to be in the range of 5 to 7%.

•	Non-GAAP effective tax rate is expected to be approximately 10%.

•	Diluted shares outstanding is expected to be approximately 112 million shares.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables and on the investor relations page of our website at www.fusionio.com. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies.

Fusion’s management uses the non-GAAP financial measures in the accompanying schedules to gain an understanding of Fusion’s comparative operating performance and future prospects, and utilizes these measures in its internal financial statements for purposes of its internal budgets and financial goals. Management also believes that the exclusion of the items described below provides an additional measure of the Company’s operating results and facilitates comparisons of the Company’s core operating performance against prior periods and business model objectives. Management believes that investors should have access to the same set of tools that management uses to analyze Fusion’s results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. Fusion-io endeavors to compensate for the limitation of the non-GAAP measures presented by also providing the most directly comparable GAAP measures and descriptions of the reconciling items and adjustments to derive the non-GAAP measures.

For all periods presented:

•	Non-GAAP gross margin is calculated as non-GAAP gross profit divided by GAAP revenue. Non-GAAP gross profit consists of GAAP gross profit excluding the effects of stock-based compensation expense.

•

Non-GAAP operating margin is calculated as non-GAAP income (loss) from operations divided by GAAP revenue. Non-GAAP income (loss) from operations consists of GAAP income (loss) from operations excluding the effects of stock-based compensation expense.

•

Non-GAAP net income (loss) is calculated as GAAP net income (loss) excluding the effects of stock-based compensation expense, changes in the fair value of a common stock repurchase derivative liability, and changes in the fair value of a preferred stock warrant.

•	Non-GAAP net income (loss) per diluted share is calculated as non-GAAP net income (loss) divided by GAAP weighted-average diluted shares outstanding.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures. With respect to our expectations under “Business Outlook” above, reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. The effects of stock-based compensation expense specific to non-employee common stock options and the fair value of the common stock repurchase derivative liability are directly impacted by unpredictable fluctuations in our stock price. In addition, estimates of future amortization expense related to the intangible assets acquired in the IO Turbine acquisition will be dependent on the future completion of the valuation of the identifiable intangible assets. We expect the variability of the above charges to have a significant impact on our GAAP financial results.

Today’s Conference Call

Fusion-io will host an investor conference call and live webcast today, Thursday August 4, 2011, at 4:30 p.m. EDT to discuss these financial results. To access the conference call, dial (866) 203-2528 or (617) 213-8847 (international) and enter pass code 79007559. A listen-only live webcast will be accessible on the investor relations page of our website at www.fusionio.com and will be archived and available on this site for at least three months. A telephone replay of the conference call will be available through Tuesday, August 9, 2011. To access the replay, please dial (888) 286-8010 or (617) 801-6888 (international) and enter pass code 41669030. This press release and the financial information discussed on today’s conference call are available on the investor relations page of our website at www.fusionio.com.

About Fusion-io

Fusion-io has pioneered a next generation storage memory platform for shared data decentralization that significantly improves the processing capabilities within a datacenter by relocating process-critical, or “active”, data from centralized storage to the server where it is being processed, a methodology referred to as data decentralization. Fusion’s integrated hardware and software solutions leverage non-volatile memory to significantly increase datacenter efficiency and offers enterprise grade performance, reliability, availability and manageability. Fusion’s data decentralization platform can transform legacy architectures into next generation datacenters and allows enterprises to consolidate or significantly reduce complex and expensive high performance storage, high performance networking and memory-rich servers. Fusion’s platform enables enterprises to increase the utilization, performance and efficiency of their datacenter resources and extract greater value from their information assets.

Note on Forward-looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but are not limited to, statements concerning financial guidance for the first fiscal quarter of 2012 and the full fiscal year 2012, assumptions underlying the value of our solutions to customers, our continued focus on innovation, expanding our customer base and investing in our growth, and expectations concerning our anticipated acquisition of IO Turbine. These statements are based on current expectations and assumptions regarding future events and business performance and involve certain risks and uncertainties that could cause actual results to differ materially from those contained, anticipated, or implied in any forward-looking statement, including, but not limited to, risks associated with changes in the demand for our products, our expectation that large and concentrated purchases by a limited number of customers will continue to represent a substantial majority of our revenue and our ability to sustain or increase our revenue from our large customers or offset the discontinuation of concentrated purchases by our larger customers with purchases by new or existing customers, the continued adoption by customers of our storage memory product line, growing our sales through OEMs, resellers and channel partner and maintaining our relationships with OEMs, resellers and channel partners, long and unpredictable sales cycles, changes in the competitive dynamics of our markets, including the potential for increased pressure on the pricing of our products, reduced gross margins, increased sales and marketing expenses, the potential that we or our customers may not realize the benefits we currently expect from our anticipated acquisition of IO Turbine, our ability to develop or acquire new products to meet customer needs and expectations, including additional software solutions to be integrated with our storage memory products, our acquisition and strategic partner strategy and disruptions in our business, operations and financial results as a result of acquisitions and strategic partner relationships, as well as the risks inherent in the integration and combination of complex products and technologies from acquisitions, worldwide economic conditions and the impact these conditions have on levels of spending on datacenter technology like ours, and such other risks set forth in the registration statements and reports that Fusion-io files with the U.S. Securities and Exchange Commission, which are available on the Investor Relations section of our website at www.fusionio.com. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or will occur. Fusion-io undertakes no obligation to update publicly any forward-looking statement for any reason after the date of this press release.

Contacts:

Investor Relations: Nancy Fazioli, ir@fusionio.com, 408-416-5779

Media Relations: Robert Brumfield, bbrumfield@fusionio.com, 917-224-7769

SOURCE Fusion-io

Fusion-io, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2011	2010	2011
Revenue	$10,926	$71,689	$36,216	$197,204
Cost of revenue (1)	5,810	24,255	16,018	84,043

Gross profit	5,116	47,434	20,198	113,161

Operating expenses:
Sales and marketing (1)	8,749	20,522	23,386	55,698
Research and development (1)	4,308	8,966	15,977	27,238
General and administrative (1)	3,795	8,312	12,383	20,556

Total operating expenses	16,852	37,800	51,746	103,492

(Loss) income from operations	(11,736)	9,634	(31,548)	9,669
Other income (expense):
Interest income	30	11	90	35
Interest expense (3)	(156)	(1,590)	(246)	(2,455)
Other expense (2)	—	(1,031)	—	(1,000)

(Loss) income before income taxes	(11,862)	7,024	(31,704)	6,249
Income tax expense	(10)	(1,260)	(12)	(1,694)

Net (loss) income	(11,872)	5,764	(31,716)	4,555
Deemed dividend on repurchase of Series B convertible preferred stock	—	—	(748)	—

Net (loss) income attributable to common stockholders	$(11,872)	$5,764	$(32,464)	$4,555

Net (loss) income per share attributable to common stockholders:
Basic	$(1.00)	$0.21	$(2.95)	$0.27
Diluted	$(1.00)	$0.06	$(2.95)	$0.06
Weighted-average number of shares used in per share amounts:
Basic	11,927	27,180	11,012	16,762
Diluted	11,927	90,025	11,012	81,654

(1) Includes stock-based compensation expenses, as follows:
Cost of revenue	$2	$15	$9	$31
Sales and marketing	194	647	738	1,803
Research and development	70	783	492	1,545
General and administrative	359	3,460	628	5,258

Total stock-based compensation expenses	$625	$4,905	$1,867	$8,637

(2) Includes other expense related to changes in the fair value of a common stock repurchase derivative liability	$—	$1,019	$—	$1,019
(3) Includes non-cash interest expense related to changes in the fair value of a preferred stock warrant	$86	$1,532	$86	$2,106

Fusion-io, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$9,219	$219,604
Short-term investments	11,974	—
Accounts receivable, net	5,581	44,374
Inventories	25,148	35,622
Prepaid expenses and other current assets	1,020	3,866

Total current assets	52,942	303,466

Property and equipment, net	5,468	13,743
Restricted cash	695	—
Other assets	347	77

Total assets	$59,452	$317,286

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$11,050	$9,314
Accrued and other current liabilities	8,896	15,043
Deferred revenue	839	9,030

Total current liabilities	20,785	33,387

Deferred revenue, less current portion	—	2,987
Other liabilities	263	6,468

Commitments and contingencies
Convertible preferred stock	104,513	—
Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	3	16
Additional paid-in capital	2,738	339,389
Accumulated other comprehensive income	2	15
Accumulated deficit	(68,852)	(64,976)

Total stockholders’ (deficit) equity	(66,109)	274,444

Total liabilities, convertible preferred stock and stockholders’ deficit	$59,452	$317,286

Fusion-io, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2011	2010	2011
Operating activities:
Net (loss) income	$(11,872)	$5,764	$(31,716)	$4,555
Adjustments to reconcile net (loss) income to net cash used in operating activities
Depreciation and amortization	482	1,317	1,498	4,547
Stock-based compensation	625	4,905	1,867	8,637
Interest on convertible notes	10	—	38	—
Tax benefit from exercise of stock options	—	(1,154)	—	(1,154)
Other non-cash items	121	2,553	193	3,185
Changes in operating assets and liabilities:
Accounts receivable, net	1,407	(31,235)	(3,420)	(38,793)
Inventories	(14,419)	3,337	(21,155)	(10,474)
Prepaid expenses and other assets	(412)	1,412	(607)	(2,549)
Accounts payable	5,065	(2,041)	8,222	(593)
Accrued and other liabilities	2,588	5,503	5,526	11,604
Deferred revenue	524	1,326	1	11,178

Net cash used in operating activities	(15,881)	(8,313)	(39,553)	(9,857)

Investing activities:
Purchases of short-term investments	(12,008)	—	(13,910)	—
Proceeds from the sale of short-term investments	—	—	2,293	11,964
Proceeds from the maturities of short-term investments	—	—	761	—
Proceeds from the sale of property and equipment	—	152	—	152
Purchases of property and equipment	(1,435)	(3,041)	(3,442)	(13,032)

Net cash used in investing activities	(13,443)	(2,889)	(14,298)	(916)

Financing activities:
Proceeds from issuance of convertible preferred stock	39,658	—	43,765	—
Repurchases of convertible preferred stock	(1,549)	—	(1,834)	—
Repurchases of common stock	—	(1,223)	—	(1,223)
Proceeds from a loan from a financial institution	—	—	4,000	11,000
Repayment of notes payable and capital lease	(4,010)	(4,956)	(4,179)	(11,254)
Proceeds from exercises of stock options	79	996	133	1,546
Proceeds from issuance of common stock, net of issuance costs	—	218,863	—	219,170
Proceeds from exercise of common stock warrant	—	—	—	25
Tax benefit from exercise of stock options	—	1,154	—	1,154
Change in restricted cash	—	—	(166)	695
Proceeds from issuance of convertible notes	—	—	5,000	—

Net cash provided by financing activities	34,178	214,834	46,719	221,113
Effect of exchange rate changes on cash and cash equivalents	(1)	25	(1)	45

Net increase (decrease) in cash and cash equivalents	4,853	203,657	(7,133)	210,385
Cash and cash equivalents at beginning of period	4,366	15,947	16,352	9,219

Cash and cash equivalents at end of period	$9,219	$219,604	$9,219	$219,604

Fusion-io, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2010	2011	2010	2011
Reconciliation of Gross Profit and Gross Margin on a GAAP Basis to Gross Profit and Gross Margin on a Non-GAAP Basis:

Gross profit on a GAAP basis	$5,116	$47,434	$20,198	$113,161
Stock-based compensation	2	15	9	31

Gross profit on a non-GAAP basis	$5,118	$47,449	$20,207	$113,192

Revenue	$10,926	$71,689	$36,216	$197,204
Gross Margin on a GAAP basis	46.8%	66.2%	55.8%	57.4%
Gross Margin on a Non-GAAP basis	46.8%	66.2%	55.8%	57.4%

Reconciliation of Operating Income (Loss) and Operating Margin on a GAAP Basis to Operating Income (Loss) and Operating Margin on a Non-GAAP Basis:
Operating (loss) income on a GAAP basis	$(11,736)	$9,634	$(31,548)	$9,669
Stock-based compensation	625	4,905	1,867	8,637

Operating (loss) income on a non-GAAP basis	$(11,111)	$14,539	$(29,681)	$18,306

Revenue	$10,926	$71,689	$36,216	$197,204
Operating Margin on a GAAP basis	-107.4%	13.4%	-87.1%	4.9%
Operating Margin on a Non-GAAP basis	-101.7%	20.3%	-82.0%	9.3%

Reconciliation of Net Income (Loss) on a GAAP Basis to Net Income (Loss) on a Non-GAAP Basis:
Net (loss) income on a GAAP basis	$(11,872)	$5,764	$(32,464)	$4,555
Stock-based compensation	625	4,905	1,867	8,637
Other expense related to changes in the fair value of a common stock repurchase derivative liability	—	1,019	—	1,019
Non-cash interest expense related to changes in the fair value of a preferred stock warrant	86	1,532	86	2,106

Net (loss) income on a non-GAAP basis	$(11,161)	$13,220	$(30,511)	$16,317

Reconciliation of Diluted Net Income (Loss) per Share on a GAAP Basis to Diluted Net Income (Loss) per Share on a Non-GAAP Basis:

Diluted net (loss) income per share on a GAAP basis	$(1.00)	$0.06	$(2.95)	$0.06
Stock-based compensation	0.05	0.06	0.17	0.11
Other expense related to changes in the fair value of a common stock repurchase derivative liability	—	0.01	—	0.01
Non-cash interest expense related to changes in the fair value of a preferred stock warrant	0.01	0.02	0.01	0.02

Diluted net (loss) income per share on a non-GAAP basis	$(0.94)	$0.15	$(2.77)	$0.20